Exhibit 5.1

MariaDB plc 699 Veterans Blvd Redwood City CA 94063 United States of America
Our ref FBO/AOC 671174-1	3 March 2023

Dear Sirs

Registration Statement on Form S-8 filed by MariaDB plc

We have acted as Irish counsel to MariaDB plc, a public limited company incorporated under the laws of Ireland (company number 606330) (the “Company”) in connection with its filing, on the date hereof, of a registration statement on Form S-8 (the "Registration Statement") under the U.S. Securities Act of 1933, as amended (the “Securities Act”) with the U.S. Securities and Exchange Commission (the “Commission”), with respect to the registration by the Company of (i) up to 8,441,328 ordinary shares, nominal value $0.01 per share, in the capital of the Company (the “Ordinary Shares”) that may become issuable under the share plans exhibited as Exhibits 99.2 to 99.11, inclusive, to the Registration Statement (the "Prior Plans") and (ii) up to 6,648,319 Ordinary Shares that may become issuable under the MariaDB plc 2022 Equity Incentive Plan (the "2022 Plan") (the 2022 Plan together with the Prior Plans, the “Plans”, and each a "Plan").

In connection with this Opinion, we have reviewed the corporate resolutions, records, agreements, searches and other documents listed in Schedule 1 of this Opinion.

Based on the foregoing, in reliance on the Documents and subject to the assumptions, qualifications and limitations set out in this Opinion, we are of the opinion that the Ordinary Shares, when issued pursuant to the terms of the Plans (including any applicable and duly authorised award agreement under the applicable Plan), subject to receipt by the Company of the full consideration payable therefor, will be validly issued, fully paid and non-assessable (“non-assessable” is a phrase which has no defined meaning under Irish law, but, for the purposes of this Opinion, shall mean the registered holders of such shares are not subject, solely by virtue of their shareholding, to calls for additional payments of capital on such shares).

For the purposes of this Opinion, we have assumed: (i) the truth and accuracy of the contents of all documents and searches reviewed as to factual matters, but have made no independent investigation regarding such factual matters, (ii) all signatures, initials, seals and stamps contained in, or on, all documents submitted to us are genuine, (iii) all documents submitted to us as originals are authentic and complete and that all documents submitted to us as copies (including without limitation any document submitted to us as a .pdf (or any other format) attachment to an email) are complete and conform to the originals of such documents, and the originals of such documents are authentic and complete, (iv) at the time of the allotment and issue of any Ordinary Shares pursuant to the terms of the applicable Plan, the Company will have a sufficient number of authorised but unissued ordinary shares, nominal value $0.01 per share, in its share capital (being at least equal to the number of Ordinary Shares to be allotted and issued), (v) at the time of the allotment and issue of any Ordinary Shares (or the grant of any right to subscribe for, or convert any security into, Ordinary Shares (a “convertible right”)) pursuant to the terms of the applicable Plan, to the extent required, (A) the directors of the Company will, in accordance with section 1021 of the Companies Act 2014 of Ireland, as amended, (the “Companies Act”), have been generally and unconditionally authorised by the shareholders of the Company to allot a sufficient number of “relevant securities” (within the meaning of that section) (being at least equal to the number of Ordinary Shares the subject of such allotment and issuance or grant of a convertible right) and (B) the directors of the Company will, in accordance with section 1023 of the Companies Act, have been empowered by the shareholders of the Company to allot and issue such Ordinary Shares or grant convertible rights as if section 1022(1) did not apply to such allotment and issuance or grant, (vi) where treasury shares are being re-issued, the maximum and minimum prices of re-issue shall have been determined in advance at a general meeting of the Company in accordance with the requirements of section 1078 of the Companies Act, (vii) the full consideration for all Ordinary Shares to be allotted and issued pursuant to the applicable Plan will have been received by the Company prior to the issuance of such Ordinary Shares, (viii) no Ordinary Shares will be allotted and issued pursuant to the applicable Plan for less than their nominal value, (ix) no Ordinary Shares will be allotted and issued pursuant to the applicable Plan for consideration other than cash, (x) no Ordinary Shares will be allotted and issued other than pursuant to a resolution of the board of directors of the Company or a duly authorised committee thereof, (xi) the Company shall not give any financial assistance, as contemplated by sections 82 and 1043 of the Companies Act for the purpose of any acquisition of any Ordinary Shares pursuant to the applicable Plan, save as permitted by, or pursuant to an exemption to, the said sections 82 and 1043 and (xii) the offering, sale and/or marketing of any Ordinary Shares will be made, effected and conducted in accordance with, and will not violate, the securities laws and regulations of all applicable jurisdictions, including Ireland, which impose any restrictions, or mandatory requirements, in relation to the offering or sale of any shares to the public in any jurisdiction, including Ireland, and/or any prospectus or analogous disclosure document prepared in connection therewith.

This Opinion is based upon, and limited to, the laws of Ireland as is in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein.  For the avoidance of doubt, Ireland does not include Northern Ireland and the laws of Ireland do not include the laws in force in Northern Ireland.  We have assumed without enquiry that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinion as stated herein.  We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland or the effect thereof.  This Opinion is expressed as of the date hereof and we assume no obligation to update this Opinion.

This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent.  This Opinion is confined strictly to the matters expressly stated herein and is not be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to Matheson therein. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This Opinion and the opinions given in it are governed by, and construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson

MATHESON LLP

Schedule 1

Documents

1.

Copies of the certificate of incorporation, certificate of incorporation on re-registration as a public limited company and certificate of incorporation on change of name of the Company, dated 19 June 2017, 24 January 2022 and 12 December 2022, respectively on file with the Companies Registration Office in Dublin (the "CRO").

2.

Copy of the constitution of the Company, comprised of its memorandum of association and articles of association, amended on 16 December 2022, as set out in Exhibit 3.1 to Form 8-K (File No. 001-41571) filed with the Commission on 22 December 2022.

3.

Copy of the unanimous written resolutions of the directors of the Company passed on 31 January 2022, 16 December 2022, 14 January 2023 and 3 March 2023, certified by the secretary of the Company to be true and complete.

4.

Copy of the minutes of a meeting of the directors of the Company held on 18 December 2022, certified by the secretary of the Company to be true, complete and containing all resolutions passed at that meeting.

5.

A copy of the business combination agreement dated 31 January 2022 by and among APHC, the Company, Meridian MergerSub Inc. and MariaDB Corporation Ab, as set out in Exhibit 2.1 to Form S-4 (File No. 333-265755) filed by the Company with the Commission on 1 February 2022 (the "Business Combination Agreement").

6.

A copy of amendment No. 1 to the Business Combination Agreement dated 9 December 2022 by and among APHC, the Company, Meridian MergerSub Inc. and MariaDB Corporation Ab, as set out in Exhibit 2.1 to Form 8-K (File No. 001-40382) filed by APHC with the Commission on 12 December 2022.

7.	Copies of the Plans, being:
(a)	the SkySQL Corporation Ab Global Share Option Plan 2010 Europe, dated October 13, 2010;
(b)	the SkySQL Corporation Ab Global Share Option Plan 2010 Europe (France / Sweden), dated November 9, 2010;
(c)	the SkySQL Corporation Ab Global Share Option Plan 2010 USA, dated November 11, 2010;
(d)	the SkySQL Corporation Ab Global Share Option Plan 2012 Europe, dated February 29, 2012;
(e)	the SkySQL Corporation Ab Global Share Option Plan 2012 USA, dated February 29, 2012;
(f)	the SkySQL Corporation Ab Global Share Option Plan 2014, dated March 9, 2014;
(g)	the SkySQL Corporation Ab Global Share Option Plan 2014 USA, dated March 9, 2014;

(h)	the MariaDB Corporation Ab Global Share Option Plan 2017 USA, dated December 8, 2017;
(i)	the MariaDB Corporation Ab Summer 2022 USA Share Option Plan, dated July 18, 2022;
(j)	the MariaDB Corporation Ab Amended and Restated Global Share option Plan 2017 USA dated September 2, 2022; and
(k)	MariaDB plc 2022 Equity Incentive Plan,

certified by the secretary of the Company to be true and complete.

8.	A copy of the common draft terms of merger dated 16 August 2022 entered into between the Company and MariaDB Corporation Ab on file with the CRO.
9.

A copy of the order of Mr Justice McDonald dated 15 December 2022 in the matter of an application under regulations 13 and 14 of the European Communities (Cross-Border Mergers) Regulations 2008 of Ireland, as amended, and in the matter of the Company and MariaDB Corporation Ab on file with the CRO.

10.	The Registration Statement to which this Opinion is filed as an exhibit.
11.

Searches carried out by independent law researchers on our behalf against the Company on 3 March 2023 in: (a) the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, (b) the Judgments’ Office of the Central Office of the High Court of Ireland and (c) the CRO (the “Searches”).

12.

A certificate issued by the secretary of the Company dated the date of this Opinion, attaching a copy of each of the documents listed in paragraphs 3, 4 and 7, above, of this Schedule 1 and certifying certain other matters as set out therein, on which we have relied for the purpose of this Opinion (the "Certificate").